Exhibit (17)

FORTUNE V SEPARATE ACCOUNT

DISTRIBUTION AND SHAREHOLDER SERVICES PLAN Pursuant to Rule 12b-1

CLASSES L (Liquidity Rider) and C (VIA Select)

November 29, 2021

1.	DESCRIPTION OF THE PLAN

1.1. The Plan. This Distribution and Shareholder Services Plan (this “Plan”) of the Fortune V Separate Account (the “Variable Account”) constitutes the distribution and shareholder services plan with respect to the L Share (Universal VIA w/ Liquidity Rider) and C Share (Universal VIA Select) classes of the variable annuity contracts (the “Contracts”) issued by Universal Life Insurance Company (the “Company”) through the Variable Account. The Variable Account adopted this Plan pursuant to the provisions of Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”).

1.2. Reason for Adopting the Plan. The adoption of this Plan does not increase, decrease, or otherwise change any of the fees and charges deducted under the Contracts or from the Variable Account; and the adoption of this Plan does not add to, delete from, or otherwise change the services provided to the Variable Account by the Company or by Universal Financial Services, Inc. (“UFS,” the investment adviser contracted to manage the Sub-Accounts and the distributor or principal underwriter of the Contracts). This Plan does not change the rights or benefits of Contract Owners. This Plan is adopted as a prophylactic measure, out of an abundance of caution, to eliminate any doubt as to compliance with Section 12(b) of the 1940 Act, because the amount of the Variable Account Charge for the L Share and C Share Contracts that exceeds the base Variable Account Charge for the B Share Contracts might be viewed as using Variable Account assets to finance distribution of the Contracts. This could result in the Variable Account being deemed to be acting as a distributor of the Contracts in violation of paragraph (a) of Rule 12b-1 under the 1940 Act, unless the Variable Account adopts a “Plan” pursuant to Rule 12b-1. Accordingly, this Plan merely reflects the on-going operations of the Variable Account and the terms and provisions of the Contracts. This Plan does not amend, revise, or alter the Contracts in any way.

1.3. Distribution and Shareholder Services. The Company, on behalf of the Variable Account, is authorized to incur expenses, and to pay fees to and/or compensate the Variable Account’s principal underwriter and investment adviser (UFS, the “Distributor”), other securities dealers, Variable Account administrators, and other service providers of the Variable Account for (A) services provided and/or amounts expended for purposes of promoting the sale of the Variable Account’s Class L and C Contracts, including promoting or encouraging additional premiums under in-force Contracts (collectively, “Distribution Services”) and (B) providing services to the Variable Account’s Class L and C contract owners (“Shareholder Services”).

Distribution Services may include, without limitation, (i) the formulation and implementation of marketing and promotional activities, such as mail promotions and television, radio, newspaper, magazine, internet, and other mass media advertising; (ii) preparation, printing, and distribution of sales literature; (iii) preparation, printing, and distribution of prospectuses (including summary prospectuses) and reports; (iv) obtaining such information, analyses, and reports with respect to marketing and promotional activities as the Company or Distributor may from time to time deem advisable; (v) making payments to securities dealers engaged in the marketing and sales of the Contracts (particularly the L Share and C Share classes of Contracts); and (vi) providing training, marketing, and support to such securities dealers and others with respect to the sale of the Contracts (particularly the L Share and C Share classes of Contracts).

Shareholder Services may include, without limitation, (i) responding to customer inquiries of a general nature regarding the Contracts; (ii) arranging for bank wire transfer of funds to or from a customer’s account; (iii) responding to customer inquiries and requests regarding statements of additional information, shareholder reports, notices, proxies and proxy statements, and other Variable Account documents; (iv) forwarding prospectuses (including summary prospectuses), statements of additional information, tax notices, and annual and semi-annual reports to shareholders; (v) assisting the Variable Account in establishing and maintaining shareholder accounts and records; (vi) assisting customers in changing Contract account options, designations, and addresses; (vii) administering Contract benefits and features such as death benefits, annuity payouts, transfers between Sub-accounts, additional premium payments, dollar cost averaging, asset rebalancing, systematic surrenders, free looks, CSDC-free withdrawals, etc.; and (viii) providing such other similar services as may be appropriate for the Contracts and the Variable Account, consistent with applicable statutes, rules, or regulations.

1.4. Fees and Expenses. The fees and expenses of the Fortune V Separate Account are as specified in the Contracts and the prospectus for the Contracts, and this Plan does not add any additional fees or increase any fees. As compared to the base B Share Class, the L Share and C Share Classes have shorter surrender charge (CDSC) periods and higher Variable Account Charges. Specifically, the base Universal VIA Contract (Class B) has a nine year CDSC and a 1.40% Variable Account Charge; the Universal VIA w/ Liquidity Rider (Class L) Contract has a four year CDSC and a 1.75% Variable Account Charge; and the Universal VIA Select (Class C) Contract has no CDSC and a 1.95% Variable Account Charge.1

[1]	Different classes and charge structures were offered in the past. Specifically, in 2011 the Base Variable Account Charge was reduced from 1.65% to the current 1.40% for new Contracts, and in 2013 the charge for the Liquidity Rider (L share contracts) was increased from 0.10% to the current 0.35% for new Contracts. This means that for in-force (outstanding) Contracts, there are four additional price variations:

(A) 1.65 % for B share Contracts sold before 2011 without the enhanced death benefit;

(B) 1.85 % for B share Contracts sold before 2011 with the enhanced death benefit (1.65% plus 0.20%);

(C) 1.50% for L share Contracts sold between 2011 and 2013 without the enhanced death benefit (1.40% plus 0.10%); and

(D) 1.70% for L share Contracts sold between 2011 and 2013 with the enhanced death benefit (1.40% plus 0.10% plus 0.20%).

The difference between the 1.50 charge for the L share Contracts sold between 2011 and 2013 and the base 1.40% charge could be viewed as the use of fund assets to finance distribution, and therefore is included in this Rule 12b-1 Plan.

To the extent that any part of the difference (the amount by which the 1.50%, 1.75%, and 1.95% Variable Account Charges exceed the 1.40% charge) is deemed to be directly or indirectly financing sales or distribution activity, this Plan authorizes and approves such charges and all related activity.2 Without limitation, the Company and Distributor may, in turn, pay all or any portion of amounts derived from such charges (and amounts derived from any other fees and charges under the Contracts or with respect to the Variable Account) to brokers or dealers, administrators, or other service providers (including, but not limited to, any affiliates of the Company or Distributor) as commissions, asset-based sales charges, trail commissions, service fees, or other compensation for distribution or shareholder services under this Plan. The Company and Distributor may retain all or any portion of such payments and amounts as compensation for their services or expenses or as profit.

1.5. Non-Restrictive and Non-Limiting. This Plan is permissive only; nothing in this Plan shall be deemed to restrict or limit the Company or Distributor from engaging in any otherwise lawful activity or taking any other lawful action.

2.	APPROVAL, EFFECTIVENESS, TERM

2.1. Initial Plan Approval. This Plan has been approved by the vote of both (1) a majority of the managing Board of Directors of Fortune V Separate Account (the “Board”), and (2) a majority of those members of the Board who are not “interested persons” of the Variable Account, as defined in the 1940 Act, and who have no direct or indirect financial interest in the operation of the Plan or any agreements related to it (the “Independent Directors”). To the extent required by Rule 12b-1 (and interpretations thereof by the SEC staff), such votes were cast in person at a meeting (or meetings) called for the purpose of voting on the Plan.

2.2. This Plan is effective as of the date of initial approval by the Board..

2.3. Related Agreements. Prior to taking effect, each agreement, if any, related to the Plan (each, a “Related Agreement”) shall be (1) in writing and (2) approved by the vote of both (i) a majority of the Board and (ii) a majority of the Independent Directors. To the extent required by Rule 12b-1 (and interpretations thereof by the SEC staff), such votes shall be cast in person at a meeting (or meetings) called for the purpose of voting on the Related Agreement.

2.4. Annual Term and Approvals. This Plan and each applicable Related Agreement (if any) will continue in full force and effect for a period of one year from the date of adoption, and successive periods of up to one year thereafter, provided that each such continuance is approved by the vote of both (1) a majority of the Board and (2) a majority of the Independent Directors. To the extent required by Rule 12b-1 (and interpretations thereof by the SEC staff), such votes shall be cast in person at a meeting (or meetings) called for the purpose of voting on the Plan or the Related Agreement.

[2]	Accordingly, although there are three currently offered classes for these purposes, only two classes (L share and C share) should be viewed as using part of the Variable Account Charge to finance distribution expenses, so this Plan applies to those two classes (as well as to the 1.50% L share Contracts no longer being offered). The Variable Account is also adopting a Multiple Class Plan pursuant to Rule 18f-3, and for the reasons noted in that Plan, there are six classes for purposes of the Multiple Class Plan although there are three classes for purposes of this Rule 12b-1 Plan.

2.5. Standard for Board Approval of the Plan.. This Plan may be implemented and approved for annual continuances only if the Board concludes, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the 1940 Act, that there is a reasonable likelihood that the Plan will benefit the Variable Account and Contract Owners.

2.6. The Board shall request, and the Company and Distributor shall provide to the Board, such information as may reasonably be necessary to an informed determination as to whether this Plan shall be implemented or continued.

3.	Quarterly REPORTING REQUIREMENTS

3.1. The Company and Distributor shall provide to the Board, at least quarterly, a written report of (A) the amounts expended under this Plan and any Related Agreement, and (B) the purposes for which such expenditures were made.

3.2. The Board must review these reports at least quarterly.

4.	TERMINATION

4.1. This Plan may be terminated at any time, without payment of any penalty, by (1) the vote of a majority of the Independent Directors or (2) a vote of majority of the outstanding voting securities of the applicable Class of Contract.

4.2. Each Related Agreement (if any) will provide that it may be terminated at any time, without payment of any penalty and on not more than 60 days’ written notice to any other party to the agreement, by (1) the vote of a majority of the Independent Directors or (2) a vote of majority of the outstanding voting securities of the applicable Class of Contract.

4.3. Each Related Agreement will provide that it will be terminated automatically in the event of an “assignment,” as defined in the 1940 Act.

5.	AMENDMENTS

5.1 This Plan may not be amended to increase materially the amount of compensation payable pursuant to Section 1.4 hereof unless such amendment is approved by:

(A) the vote of both (i) a majority of the Board and (ii) a majority of the Independent Directors (to the extent required by Rule 12b-1 and interpretations thereof by the SEC staff, such votes shall be cast in person); and

(B) the vote of a majority of the outstanding voting securities of the applicable Class of Contracts.

6.	RECORDKEEPING

6.1. Plan Documents and Reports. The Variable Account shall preserve copies of this Plan and any Related Agreements, and all reports made pursuant to Section 3 hereof, for a period of not less than six years from the date of this Plan, any such Related Agreement, or any such report, as the case may be, the first two years in an easily accessible place.

6.2. Board Minutes. Minutes of the Board meetings, describing the factors considered and the basis for the decision to use Variable Account assets for distribution, must also be made and preserved for a period of not less than six years, the first two years in an easily accessible place.

7.	CLASS SEVERABILITY

7.1. The provisions of this Plan are severable for each Class (the Class L Contracts and the Class C Contracts).

7.2. Any action that must be taken with respect to this Plan must be taken separately for each Class affected by the matter.

Adopted: November 12, 2021, and updated November 29, 2021

5